Registration Statement Nos. 333-292881 and 333-292881-01
Filed Pursuant to Rule 433

ACCELERATED RETURN NOTES® (ARNs®)

ARNs® Linked to a Basket of Three Financial Sector Stocks

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value

Hypothetical Redemption Amount per Unit

Hypothetical Total Rate of Return on the Notes

-100.00%

$0.00

-100.00%

-50.00%

$5.00

-50.00%

-40.00%

$6.00

-40.00%

-30.00%

$7.00

-30.00%

-20.00%

$8.00

-20.00%

-10.00%

$9.00

-10.00%

-5.00%

$9.50

-5.00%

-2.50%

$9.75

-2.50%

0.00%

$10.00

0.00%

2.50%

$10.75

7.50%

5.00%

$11.50

15.00%

8.00%

$12.40(1)

24.00%

10.00%

$12.40

24.00%

20.00%

$12.40

24.00%

30.00%

$12.40

24.00%

40.00%

$12.40

24.00%

50.00%

$12.40

24.00%

60.00%

$12.40

24.00%

(1) The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Issuer	Wells Fargo Finance LLC
Guarantor	Wells Fargo & Company
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure

An approximately equally weighted basket (the “Basket”) of three financial sector stocks comprised of the common stocks of each of The Goldman Sachs Group, Inc. (NYSE symbol: “GS”), JPMorgan Chase & Co. (NYSE symbol: “JPM”) and Morgan Stanley (NYSE symbol: “MS”) (each, a “Basket Stock” and each such company, an “Underlying Company”)

Payout Profile at Maturity	●3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value ●1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
Capped Value	[$12.20 to $12.60] per unit, a return of [22.00% to 26.00%] over the principal amount, to be determined on the pricing date
Participation Rate	300%
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/72971/000183988226055939/r10886wfc_424b2-37900.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

●Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

●The notes do not pay interest, and any return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

●Any positive return on your investment is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.

●All payments on the notes are subject to credit risk; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as Guarantor, default on their obligations, you could lose some or all of your investment.

●As a finance subsidiary, the issuer has no independent operations and will have no independent assets.

●Holders have limited rights of acceleration and could be at greater risk for being structurally subordinated.

●The notes will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor; events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the notes.

●The initial estimated value of the notes as of the pricing date will be less than the public offering price as the public offering price includes certain costs that are borne by you, including an underwriting discount and a hedging related charge; the estimated value of the notes is determined by the issuer’s affiliate’s pricing models, which may differ from those of MLPF&S, BofAS or other dealers; and the initial estimated value does not represent the price at which the Guarantor, the issuer, MLPF&S, BofAS or any of their respective affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time.

●The notes will not be listed on any securities exchange or quotation system and a trading market is not expected to develop for the notes.

●If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

●Trading, hedging and other business activities of the Guarantor and any of our other affiliates, and those of MLPF&S or BofAS or one or more of its affiliates, may affect your return on the notes and their market value and create conflicts of interest with you.

●There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is BofAS.

●The Underlying Companies will have no obligations relating to the notes, and none of us, the Guarantor, MLPF&S or BofAS will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

●Increases in the prices of one or more of the Basket Stocks may be offset by decreases in the prices of one or more of the other Basket Stocks.

●You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the Underlying Companies.

●While the Guarantor or the issuer’s other affiliates and MLPF&S, BofAS or its affiliates may from time to time own securities of the Underlying Companies, the issuer, the Guarantor, MLPF&S, BofAS and their respective affiliates do not control any Underlying Company, and have not verified any disclosures made by the Underlying Company.

●The Redemption Amount will not be adjusted for all corporate events that could affect a Basket Stock. See “Description of the ARNs—Anti-Dilution Adjustments” in product supplement STOCK ARN-1.

●The U.S. federal tax consequences of an investment in the notes are unclear.

●An investment in the notes is subject to risks associated with investing in stocks in the financial sector.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks, tax disclosure and more information about the initial estimated value.

Wells Fargo Finance LLC and Wells Fargo & Company have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Wells Fargo Finance LLC and Wells Fargo & Company have filed with the SEC for more complete information about Wells Fargo Finance LLC, Wells Fargo & Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Wells Fargo Finance LLC, Wells Fargo & Company, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.